SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                               CURAGEN CORPORATION
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    23126R101
                                 (CUSIP Number)


                                February 13, 2004
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                  PAGE 2 OF 16

CUSIP No. 23126R101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    850,713
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    850,713
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               850,713
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.7%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

Schedule 13G                                                   PAGE 3 OF 16

CUSIP No. 23126R101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    881,828
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    881,828
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               881,828
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.8%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

Schedule 13G                                                   PAGE 4 OF 16

CUSIP No. 23126R101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP/SBS I, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    326,934
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    326,934
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               326,934
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.7%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

Schedule 13G                                                   PAGE 5 OF 16

CUSIP No. 23126R101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP/SBS II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    102,297
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    102,297
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               102,297
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

Schedule 13G                                                   PAGE 6 OF 16

CUSIP No. 23126R101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Cooper Hill Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    596,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    596,600
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               596,600
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

Schedule 13G                                                   PAGE 7 OF 16

CUSIP No. 23126R101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Cooper Hill Partners, LLC
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,161,772
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,161,772
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY
          OWNED BY EACH REPORTING PERSON
               2,161,772
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               4.4%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

Schedule 13G                                                   PAGE 8 OF 16

CUSIP No. 232824300
---------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Casdin Capital, LLC
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,758,372
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,758,372
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               2,758,372
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.6%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

Schedule 13G                                                   PAGE 9 of 16

CUSIP No. 23126R101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Jeffrey Casdin
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         2,758,372
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         2,758,372
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               2,758,372
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               5.6%%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               IN
-----------------------------------------------------------------------------

Schedule 13G                                                  PAGE 10 OF 16

CUSIP No. 23126R101

ITEM 1(a).  NAME OF ISSUER:
             CURAGEN CORPORATION

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             555 Long Wharf Drive, 11th Floor, New Haven, CT 06511

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:
          (i) CLSP, L.P. ("CLSP"),
              a Delaware limited partnership, with respect to the Securities owned by it;
         (ii) CLSP II, L.P. ("CLSP II") a Delaware limited partnership, with respect to the Securities owned by it;
        (iii) CLSP/SBS I, L.P. ("CLSP/SBS I") a Delaware limited partnership, with respect to the Securities owned by it;
         (iv) CLSP/SBS II, L.P. ("CLSP/SBS II") a Delaware limited partnership, with respect to the Securities owned by it;
          (v) Cooper Hill Partners, L.P., a Delaware limited partnership with respect to the Securities held for CLSP Overseas, Ltd. ("CLSP Overseas"), a Cayman Islands exempted company;
         (vi) Cooper Hill Partners, LLC ("Cooper, LLC"), a Delaware limited liability company and the sole general partner of CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II; and
        (vii) Jeffrey Casdin a citizen of the United States, and the Managing Member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P. and the managing member of Cooper LLC, with respect to Securities subject to the control of Cooper LLC and Cooper Hill Partners, LP.

              The foregoing persons (other than CLSP Overseas) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G                                                 PAGE 11 OF 16

CUSIP No. 23126R101

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 230 Park Avenue, New York, New York 10169. The business address of CLSP Overseas is c/o Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 G.T. Harbour Centre, Second Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I.

ITEM 2(c).  CITIZENSHIP:
             Cooper LLC is a Delaware limited liability company and CLSP, CLSP II, CLSP/SBS I, CLSP/SBS II and Cooper Hill Partners, L.P. are each a Delaware limited partnership. CLSP Overseas is a Cayman Islands exempted company. Jeffrey Casdin is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:                 23126R101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Act

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act

     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with Rule 13d- 1(b)(ii)(G);

     (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13G                                                  PAGE 12 OF 16

CUSIP No. 23126R101




ITEM 4.   OWNERSHIP.
     A.  CLSP
        (a) Amount beneficially owned: 850,713
        (b) Percent of class: 1.7%
          (All percentages herein are based on 49,658,614 shares of Common Stock reported to be outstanding as of November 10, 2003, as reflected in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarter ended September 30, 2003).
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         850,713
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 850,713

B. CLSP II
        (a) Amount beneficially owned: 881,828
        (b) Percent of class: 1.8%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         881,828
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 881,828

     C. CLSP/SBS I
        (a) Amount beneficially owned: 326,934
        (b) Percent of class: 0.7%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         326,934
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 326,934

Schedule 13G                                                     PAGE 13 OF 16

CUSIP No. 23126R101


     D. CLSP/SBS II
        (a) Amount beneficially owned: 102,297
        (b) Percent of class: 0.2% 3
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote 102,297
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 102,297

     E. Cooper Hill Partners, L.P.
        (a) Amount beneficially owned: 596,600
        (b)Percent of class: 1.2%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         596,600
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 596,600

     F. Cooper Hill Partners, LLC
        (a) Amount beneficially owned: 2,161,772
        (b) Percent of class: 4.4%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,161,772
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 2,161,772

Schedule 13G                                                  PAGE 14 OF 16

CUSIP No. 23126R101

     G. Casdin Capital, LLC
        (a) Amount beneficially owned: 2,758,372
        (b) Percent of class: 5.6%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,758,372
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 2,758,372

         H. Jeffrey Casdin
        (a) Amount beneficially owned: 2,758,372
        (c) Percent of class: 5.6%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,758,372
                 (iii)   sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,758,372


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II are each private investment partnerships, the sole general partner of which is Cooper, LLC. As the sole general partner of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II, Cooper, LLC has the power to vote and dispose of the Securities owned by each of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing member of Cooper, LLC is Jeffrey Casdin.

     Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. currently has the power to vote and dispose of the Securities held for the account of CLSP Overseas and, accordingly, may be deemed the "beneficial owner" of such Securities. Mr. Casdin is the managing member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

Schedule 13G                                                      PAGE 15 OF 16

CUSIP No. 23126R101



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

Schedule 13G                                                  PAGE 16 OF 16

CUSIP No. 23126R101

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons and CLSP Overseas, Ltd. hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 23, 2004           /s/ Jeffrey Casdin,
                                    JEFFREY CASDIN, individually,and
                                    as managing member of Cooper Hill
                                    Partners, LLC, and on behalf of CLSP,
                                    L.P., CLSP II, L.P., CLSP/SBS I, L.P.,
                                    and CLSP/SBS II, L.P. and as managing
                                    member of Casdin Capital, L.L.C., the
                                    general partner of Cooper Hill Partners,
                                    L.P.